UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Duke Realty Corporation

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600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

March 14, 2007

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 25, 2007, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

The formal notice of this annual meeting and the proxy statement appear on the following pages. We hope that you will make plans to attend this meeting. Whether or not you attend, we urge you to vote by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 25th.

Sincerely,

Dennis D. Oklak
Chairman and Chief Executive Officer

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 25, 2007

Notice is hereby given that the Annual Meeting of Shareholders, or the Annual Meeting, of Duke Realty Corporation, or the Company, will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 25, 2007, at 3:00 p.m. local time. At this meeting, the shareholders will be asked to act on the following:

1. To elect 12 directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2008;

2. To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the calendar year 2007; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on Monday, February 26, 2007 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2007.

When you submit your proxy, you authorize Dennis D. Oklak or Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for the appointment of the independent auditors for 2007, and to vote on any adjournments or postponements of the Annual Meeting. The Company’s Annual Report for the year ended December 31, 2006 is also enclosed.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President,
General Counsel and Corporate Secretary

Indianapolis, Indiana
March 14, 2007

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
QUESTIONS AND ANSWERS

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive this proxy?

The Board of Directors of Duke Realty Corporation, or the Company, is soliciting proxies to be voted at its 2007 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will be held Wednesday, April 25, 2007, at 3:00 p.m. local time at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. For driving directions to the Annual Meeting, please call 800-875-3366. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this proxy statement mailed?

This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 14, 2007.

Who is entitled to vote?

All shareholders of record as of the close of business on Monday, February 26, 2007, or the Record Date, are entitled to vote at the Annual Meeting.

What are the quorum requirements for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present. As of the Record Date, 136,871,501 shares of common stock were issued and outstanding.

How many votes do I have?

Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

How do I vote?

By Mail:              Vote, sign, date your proxy card and mail it in the postage-paid envelope.

In Person:            Vote at the Annual Meeting.

By Telephone:	Call toll-free 800-776-9437 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Via Internet:	Log on to www.voteproxy.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

Proposal One: The election of 12 directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2008.

Proposal Two: The ratification of the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the calendar year 2007.

Will there be any other items of business on the agenda?

The Board of Directors is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote your proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

The approval of the reappointment of KPMG LLP as the Company’s independent public accountants for 2007 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.

If any shareholder proposal is properly presented at the Annual Meeting, approval of the shareholder proposal will require the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote. Abstentions are counted towards the tabulation of votes and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy in favor of (FOR) Proposals One and Two.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii) submitting to the Company a duly executed proxy card bearing a later date;

(iii) voting via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person;

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2007.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. The Company reserves the right to engage solicitors and pay compensation to them for the solicitation of proxies.

Who has paid for this proxy solicitation?

The Company will bear the cost of preparing, printing, assembling and mailing the proxy, proxy statement and other materials that may be sent to shareholders in connection with this solicitation. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I submit a proposal for the annual meeting of shareholders in 2008?

If a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2008 annual meeting, he or she must submit the proposal in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary) so that the Company receives the proposal by November 16, 2007. Shareholders also are advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2008 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the 2008 annual meeting, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I receive future proxy materials electronically?

If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to www.voteproxy.com and click on “Enroll to receive mailings via e-mail.” You will need to refer to the company number and the account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

Can I find additional information on the Company’s website?

Yes. The Company’s website is located at www.dukerealty.com. Although the information contained on the Company’s website is not part of this proxy statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of board committees and reports that the Company files and furnishes with the Securities and Exchange Commission, or the SEC. A copy of the Company’s code of conduct, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve members. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has nominated all of the current directors for re-election to serve for one-year terms that will expire at the Company’s 2008 annual meeting of shareholders or until their successors have been elected and qualified. The Board of Directors has also designated Dennis D. Oklak to continue to serve as Chairman of the Board of Directors.

No security holder that held a beneficial ownership interest in the Company’s common stock of five percent (5%) or more for at least one year recommended any candidates to serve on the Board of Directors.

The Company’s Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this proxy statement and to serve if elected.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW FOR DIRECTOR.

Nominees for Election as Directors

Barrington H. Branch, Age 66
Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a director of the Company since 1999.

Geoffrey Button, Age 58
Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a director of the Company since 1993.

William Cavanaugh III, Age 68
Mr. Cavanaugh has served as the Chairman of the World Association of Nuclear Operators (WANO) since 2004. He retired as Chairman of Progress Energy in May 2004 and as Chief Executive Officer in March 2004, posts he held since August 1999. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief Operating Officer of CP&L from September 1992 to October 1996. He has served as a director of the Company since 1999.

Ngaire E. Cuneo, Age 56
Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also has served as an Executive Vice President of Forethought Financial Group since 2006. Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of the Company since 1995. The Board of Directors has determined that Ms. Cuneo qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Charles R. Eitel, Age 57
Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. Prior to that time, Mr. Eitel worked for a number of companies in various capacities, including, but not limited to, president, chief operating officer, and other similar roles. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a director of the Company since 1999.

R. Glenn Hubbard, Ph.D., Age 48
Dr. Hubbard has served as the Dean of Columbia University Graduate School of Business since 2004. A Columbia faculty member since 1988, he is also the Russell L. Carson Professor of Finance and Economics. Dr. Hubbard is a member of the Panel of Economic Advisers for the Congressional Budget Office, and is a visiting scholar and Director of the Tax Policy Program for the American Enterprise Institute. Dr. Hubbard also serves as a director for ADP, Inc., KKR Financial Corporation, BlackRock Closed-End Funds, and Ripplewood Holdings. In addition, Dr. Hubbard was Chairman of the President’s Council of Economic Advisers from 2001 to 2003. Dr. Hubbard has served as a director of the Company since 2005.

Martin C. Jischke, Ph.D., Age 65
Dr. Jischke has been President of Purdue University since 2000. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke also served as chancellor of the University of Missouri-Rolla from 1986 to 1991. He serves as a director of Wabash National Corporation, one of the leading manufacturers of truck trailers and composite trailers. Dr. Jischke has served as a director of the Company since 2004.

L. Ben Lytle, Age 60
Mr. Lytle is currently an Independent Management and Healthcare Industry Consultant. Previously, he served as Chairman and CEO of AXIA Health Management, LLC, a health and wellness company, from November 2004 through November 2006. Prior to Axia, Mr. Lytle was a non-executive Chairman of the Board of Wellpoint Inc. (formerly known as Anthem, Inc.), a national insurance and financial services firm, from November 1999 to May 2003. Mr. Lytle served as Anthem’s Chairman of the Board and CEO from May 1989 through November 1999. Mr. Lytle has served as a director of the Company since 1996, serves as the chairman of the Company’s Corporate Governance Committee, and is the Company’s Lead Director. Mr. Lytle also serves on the boards of Healthways, Inc., Monaco Coach, USI Holdings, Inc., and the American Enterprise Institute.

William O. McCoy, Age 73
Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in December 1994. He has served as a director of the Company since 1999. Mr. McCoy also serves on the board of trustees of North Carolina Capital Management Trust.

Dennis D. Oklak, Age 53
Mr. Oklak was named Chief Executive Officer of the Company in April 2004, and was elected Chairman of the Board of Directors in April 2006. Mr. Oklak joined the Company in 1986 and served in various officer positions with the Company from that time until his appointment as Chief Executive Officer. The prior roles include Vice President and Treasurer, Executive Vice President and Chief Administrative Officer, and President and Chief Operating Officer. He is also a member of the board of directors of recreational vehicle manufacturer Monaco Coach Corporation and the board of directors of the Central Indiana Corporate Partnership. Mr. Oklak also serves on the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. Mr. Oklak has served as a director of the Company since 2004.

Jack R. Shaw, Age 64
Since August 2002, Mr. Shaw has been the Vice President and Treasurer of the Regenstrief Foundation. From 1986 to June 2002, Mr. Shaw served as managing partner of the Indianapolis office of Ernst & Young. He has served as a director of the Company since 2003. Mr. Shaw serves or has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw serves on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves as chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Robert J. Woodward, Jr., Age 65
Mr. Woodward has served as a director of the Company since 2002. From 1995 to 2002, he was Executive Vice President - Chief Investment Officer of Nationwide Financial Services, Inc., which is one of the largest insurance and financial service organizations in the world. Mr. Woodward currently serves as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. He has held this position since 1997. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute and as a member of the board of directors of ProCentury Corporation, a publicly bonded insurance holding company. The Board of Directors has determined that Mr. Woodward qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Lead Director

Mr. Lytle serves as the lead director of the Company’s Board of Directors. In that capacity, among other things, Mr. Lytle chairs the Company’s Corporate Governance Committee and presides over executive sessions of the Company’s non-management directors, which are held at least quarterly, and communicates to the Chief Executive Officer the results of such sessions. Accordingly, in establishing the position of lead director, the Company seeks for the Board of Directors to have an appropriate balance between the powers of the Chief Executive Officer and those of the non-management directors.

Independent Directors

Under the Company’s articles of incorporation, at least a majority of the directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Commencing with the annual meeting of shareholders in 2005, this requirement increased to seventy-five (75%). Because none of Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Dr. Hubbard, Dr. Jischke, Mr. Lytle, Mr. McCoy, Mr. Shaw nor Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over ninety percent (90%) of the Company’s current Board of Directors consists of unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or the NYSE, at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2007, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the directors, except Mr. Oklak, are independent under the listing standards of the NYSE.

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports, and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee supervises and assesses the performance of the Company’s internal auditing department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors has determined that each of Ngaire E. Cuneo, Jack R. Shaw, and Robert J. Woodward, Jr. is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally weighs the age, expertise, business experience, character and other board memberships of the candidate. The Board of Directors requires that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Corporate Governance Committee may employ a search firm to identify director candidates. In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least one hundred twenty (120) calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Chief Executive Officer and the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company officer and employee benefit plans. In addition, the committee reviews and determines the individual elements of compensation for the executive officers of the Company. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.

Finance Committee

The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.

2006 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides current membership and meeting information for each of the Board committees during 2006.

			Executive		Corporate
	Board	Audit	Compensation	Finance	Governance

Mr. Branch	Member		Member
Mr. Button	Member	Member		Member
Mr. Cavanaugh	Member				Member
Ms. Cuneo	Member	Member		Member
Mr. Eitel	Member		Chair
Dr. Hubbard	Member		Member
Dr. Jischke	Member		Member
Mr. Lytle	Lead Director				Chair
Mr. McCoy	Member				Member
Mr. Oklak	Chair
Mr. Shaw	Member	Chair		Member
Mr. Woodward	Member	Member		Chair
Number of 2006 Meetings	5	7	4	5	4

The independent directors met separately in executive sessions four times in 2006, in addition to the committee meetings noted above. As Lead Director, Mr. Lytle presided over each of these executive sessions.

Majority Voting Policy for Director Elections

In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Director action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Communications from Shareholders

As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the non-management directors by writing to: Non-Management Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications should be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

Attendance at Board Meetings and the Annual Meeting

In 2006, all directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors, including meetings of the committees of which they were members. The Company encourages all of its directors to attend the Annual Meeting and, in 2006, all directors attended such meeting.

DIRECTOR COMPENSATION

The Company does not pay directors who are also employees of the Company additional compensation for their services as directors. The non-employee directors currently are entitled to receive the following compensation:

•	$60,000 per year paid quarterly in shares of the Company’s common stock, or the Annual Retainer Fee;

•	$3,500 for attendance at each meeting of the Board of Directors, whether telephonically or in person;

•	$1,000 for participation in each meeting, whether telephonically or in person, of the committees of the Board of Directors, not held in conjunction with a quarterly Board of Directors meeting;

•	$10,000 as an annual supplemental retainer for the chairman of the Audit Committee and $6,500 for all other committee chairs; and

•	$2,000 as an annual supplemental retainer for the Lead Director.

The directors are also reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board of Directors and its committees or other Company functions at which the Chairman of the Board or the Chief Executive Officer requests the non-employee directors to participate. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Each non-employee director also receives an annual grant of restricted stock units pursuant to the Company’s 2005 Non-Employee Director Compensation Plan. These awards currently have the following terms:

•	The grant date is February 10th of each year.

•	The awards vest in full on the first anniversary of the grant date.

•	The number of restricted stock units awarded is determined by dividing the annual grant value of $35,000 by the closing stock price on the date of grant.

Newly appointed non-employee directors are entitled to a one-time grant of restricted stock units valued at $50,000. These awards vest in full on the second anniversary of the date of grant.

Pursuant to the Company’s 2005 Non-Employee Directors’ Compensation Plan, non-employee directors may elect to receive all or a portion of their board attendance fees in shares of the Company’s common stock rather than in cash. The number of shares any such non-employee director receives is equal to the attendance fee otherwise payable divided by the closing price of the common stock on the date the fee was earned.

Non-employee directors may elect to defer receipt of all or a portion of the director fees payable in cash, stock or restricted stock unit awards pursuant to the Company’s Directors’ Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred fees that are otherwise payable in shares of the Company’s common stock must be invested in a “deferred stock account.” Annual cash fees may be deferred in either a deferred stock account or an “interest account.”

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date the dividends are paid. Actual shares are only issued when a director ends his or her service on the Board of Directors.

•	Interest Account. Through December 31, 2006, amounts in this account earned interest at the prime rate, as adjusted quarterly. Beginning in 2007, amounts in this account earn interest at a rate equal to one hundred and twenty percent (120%) of the long-term applicable federal rate, as published by the Internal Revenue Service.

The following table sets forth compensation information for all of the Company’s directors for the fiscal year ended December 31, 2006. The compensation amounts included for equity based awards represent the compensation cost recognized for financial statement purposes under the Financial Accounting Standards Board Statement of Financial Standards No. 123, as revised (“FAS 123R”):

Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned	Stock	Option	Non-Equity	Deferred
	or Paid	Awards	Awards	Incentive Plan	Compensation	All Other
Name	in Cash	(1)(4)	(4)	Compensation	Earnings (2)	Compensation (3)	Total

Mr. Branch	$17,500	$105,311	$3,423	$0	$0	$4,125	$130,359
Mr. Button	18,000	106,887	3,423	0	0	4,553	132,863
Mr. Cavanaugh	14,000	105,311	3,423	0	507	4,125	127,366
Ms. Cuneo	22,500	106,887	3,423	0	0	4,553	137,363
Mr. Eitel	24,000	105,311	3,423	0	0	4,125	136,859
Dr. Hubbard	17,500	102,083	0	0	0	4,848	124,431
Dr. Jischke	17,500	102,897	3,388	0	0	3,697	127,482
Mr. Lytle	26,000	106,887	3,423	0	0	4,553	140,863
Mr. McCoy	17,500	105,311	3,423	0	0	4,125	130,359
Mr. Shaw	32,500	104,103	3,363	0	0	3,840	143,806
Mr. Woodward	29,000	104,806	4,545	0	0	3,983	142,334

(1)	Compensation for stock awards includes the amounts expensed on the financial statements for the following share-based payments: (i) Annual Retainer Fees; (ii) Dividend Increase Unit Replacement Plan, or DIURP, units (see footnote (4), Item (c) below for additional information regarding DIURP units); and (iii) restricted stock units.

(2)	Represents the “above market” interest earned on deferred compensation invested in an Interest Account. These amounts are equal to the difference between amounts earned at the prime rate and the amounts that would have been earned if such amounts earned interest at one hundred and twenty percent (120%) of the long term applicable federal rate, as published by the Internal Revenue Service. The directors’ deferred compensation plan was amended effective January 1, 2007 to provide that interest earned on deferred compensation in an Interest Account will earn interest at one hundred and twenty percent (120%)of the long-term applicable federal rate.

(3)	Amount represents the vested value of dividend equivalents earned on restricted stock units in 2006.

(4)	The following table sets forth the aggregate number of outstanding option and stock awards for the Company’s directors as of the fiscal year ended December 31, 2006. The table also includes the outstanding number of Dividend Increase Unit, or DIU, awards granted under the 1995 Dividend Increase Unit Plan:

	Number of	Number of	Number of	Number of
	Option Awards	Restricted Stock	DIU Awards	DIURP Awards
Name	(a)	Unit Awards	(b)	(b)

Mr. Branch	17,125	2,143	5,000	7,500
Mr. Button	20,583	2,340	12,500	7,500
Mr. Cavanaugh	10,292	2,143	5,000	7,500
Ms. Cuneo	20,583	2,340	12,500	7,500
Mr. Eitel	12,865	2,143	5,000	7,500
Dr. Hubbard	0	2,553	0	0
Dr. Jischke	5,145	1,947	0	5,000
Mr. Lytle	20,583	2,340	12,500	7,500
Mr. McCoy	24,225	2,143	5,000	7,500
Mr. Shaw	7,718	2,012	1,000	6,500
Mr. Woodward	10,291	2,078	2,500	7,500

(a)	No stock options were issued to directors during 2006 as the Company no longer issues such long-term awards to its non-employee directors.

(b)	The Company granted awards under the 1995 Dividend Increase Unit Plan from 1995 to 2004. DIU awards granted to directors vested over a five-year period at twenty percent (20%) per year and were exercisable at the participant’s election over a 10-year term. The value of each DIU on the date of exercise is determined by calculating the Dividend Yield at the date the DIU award was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such Dividend Yield. In 2005, the enactment of Internal Revenue Code Section 409A adversely affected the tax treatment of nonvested DIU awards. As a result, all nonvested DIU awards were replaced in 2005 with a substitute award under the 2005 DIU Replacement Plan (“DIURP”) with substantially identical terms, except that the value of the awards is automatically paid upon vesting. DIU awards are payable in cash while DIURP awards are payable in shares of the Company’s common stock. The above table reflects the number of outstanding DIU and DIURP awards held by each Director as of December 31, 2006. No DIUs and DIURP awards were granted during 2006 as the Company no longer issues such awards.

The following table summarizes the value of grants of plan-based, equity awards made to directors during 2006. For equity based awards, these amounts represent the full grant date fair value of the awards as computed under FAS 123R:

	Annual	Restricted
Name	Retainer Fees	Stock Units

Mr. Branch	$60,000	$35,000
Mr. Button	60,000	35,000
Mr. Cavanaugh	60,000	35,000
Ms. Cuneo	60,000	35,000
Mr. Eitel	60,000	35,000
Dr. Hubbard	60,000	35,000
Dr. Jischke	60,000	35,000
Mr. Lytle	60,000	35,000
Mr. McCoy	60,000	35,000
Mr. Shaw	60,000	35,000
Mr. Woodward	60,000	35,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com. The Board of Directors has determined that each of Mr. Jack R. Shaw, Ms. Ngaire E. Cuneo and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2006 consolidated financial statements. The Audit Committee also discussed with KPMG, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 Audit Committee Communications. Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. In addition, the Audit Committee received written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed KPMG’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC.

Audit Committee
Jack R. Shaw, Chair
Geoffrey Button
Ngaire E. Cuneo
Robert J. Woodward, Jr.

FEES PAID TO INDEPENDENT ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG LLP, or KPMG, the Company’s independent accountants, during 2006 and 2005:

Audit Fees:  $817,288 for 2006 and $1,035,420 for 2005.

Audit-Related Fees:  $16,500 for 2006 and $15,000 for 2005. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:  None.

All Other Fees:  None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for non-audit related services. Under that policy, the committee pre-approved the following services:

•	Audits of the Company’s employee benefit plans in an amount not to exceed $40,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $20,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2006. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with our compensation strategy for the Company. As part of that responsibility, we review on an individual basis the performance of each of the Company’s senior executive officers, including the chief executive officer, the chief financial officer, and each of the other executive officers named in the Summary Compensation Table on page 25 of this proxy statement, and oversee management’s compensation decisions for the Company’s other senior executive officers. The Committee also oversees and approves the design, implementation and administration of the Company’s compensation and benefit plans and programs, including incentive and stock-based compensation plans. A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is published on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this proxy statement.

Compensation Committee
Charles R. Eitel, Chair
Barrington H. Branch
R. Glenn Hubbard
Martin C. Jischke

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of four independent directors: Messrs. Eitel, Branch, Hubbard and Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Philosophy and Objectives

In connection with the Executive Compensation Committee’s responsibility of determining the compensation for the Company’s principal executive officer and approving the compensation for its other executive officers, its primary objectives are to:

•	attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities, and

•	align shareholder interests and executive rewards by providing meaningful incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value.

In determining compensation for a specific executive, the Executive Compensation Committee considers many factors, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs, and the financial performance of the Company. For executive officers other than the principal executive officer, the Executive Compensation Committee considers the recommendations made by the Company’s principal executive officer.

The Company seeks to provide compensation opportunities that are competitive in the aggregate as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation in order to align both short and long-term interests with overall business objectives. Target opportunities may be increased in the case of a promotion or if competitive compensation levels substantially increase. Actual earned compensation may increase when performance is outstanding relative to individual and/or Company goals. To the extent that performance goals are not achieved, compensation may be negatively impacted.

Compensation Elements for Senior Executive Officers

The Executive Compensation Committee has established a program that provides for the following key compensation elements: annual base salaries, annual incentive opportunities, and long-term incentive awards, including stock options, restricted stock units, or RSUs, and performance awards.

Base Salaries

Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The base salaries are reviewed annually by the Executive Compensation Committee and are adjusted from time to time to recognize level of responsibility, outstanding individual performance, promotions and internal equity considerations. The Executive Compensation Committee also takes into account the salaries paid to executive officers of a comparison group of other publicly traded real estate investment trusts, or REITS, as well as a comparison group of other public, general industry companies. Based on this review, base salaries for 2006 for the principal executive officer, the principal financial officer and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer, collectively the named executive officers, increased by between 3.64% to 17.94% over 2005 levels. All of our named executive officers were promoted into their current roles within approximately the last three years. Accordingly, the level of their base salaries has generally increased during this period at a rate higher than would normally be anticipated in order to align their compensation with the salaries of other executives with similar responsibilities at comparable companies.

Annual Cash Incentives

The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which represent norms of excellence for the real estate industry and for execution of specific strategies of the Company. At the beginning of each year, the Executive Compensation Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations. Each named executive officer has a target bonus potential, expressed as a percentage of base salary, that is based on each executive’s role and responsibilities, internal equity considerations, and externally competitive compensation data. Bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Executive Compensation Committee’s assessment of the Company’s overall performance versus goals that the Executive Compensation Committee established, and each executive’s individual performance, with a higher emphasis on overall Company performance for the most senior executives.

For the CEO, the annual incentive bonus is based 100% on Company performance. For the other named executive officers, the annual incentive bonus is based 80% on Company performance and 20% on individual performance. Overall Company performance is determined using three measures: funds from operations, or FFO, growth per share of common stock (weighted 80%), return on shareholders’ equity (weighted 10%), and return on real estate investments (weighted 10%). FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT such as Duke. The Board of Governors of NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or GAAP. FFO is a non-GAAP financial measure developed by NAREIT to compare the operating performance of REITs. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. Individual performance is determined using measures such as occupancy, new development, and developing talent for the named executive officers other than the Chief Executive Officer.

Performance at the threshold level pays 50% of target and performance at the superior level pays 150% of target. The Executive Compensation Committee calibrates the threshold, target, and superior goals such that the likelihood of achieving target level is approximately 50%, the likelihood of achieving threshold level is 80% and the likelihood of achieving superior levels of performance is 10-15%.

Long-Term Incentive Awards

The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period,

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company, and

•	provide a retention mechanism through multi-year vesting.

The Executive Compensation Committee provides grants of long-term incentives on an annual basis. A target long-term incentive award is established for each executive, as a percentage of base salary. The Executive Compensation Committee determines the target grant amounts using similar factors as are used for setting annual targets, including the executive’s level of responsibility within the Company, competitive compensation levels, and internal equity considerations. The grant amounts are divided equally into three components: stock option grants, RSU grants and Shareholder Value Plan grants, all pursuant to the 2005 Long-Term Incentive Plan. In addition, other performance awards have been granted to executives in past years, each of which is discussed in more detail below.

Stock Options and RSUs.  The Executive Compensation Committee believes that stock option and RSU grants provide the Company’s executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value. Stock options are “pay-for-performance” because they have no value unless the share price appreciates. They provide share price “leverage” and are a high-risk, high-

reward long-term incentive vehicle. RSUs are also aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation and dividends. They are directly aligned with shareholders because they have both upside opportunity, as well as downside risk. Compared to stock options, RSUs are less leveraged and provide more of a retention mechanism. The Executive Compensation Committee believes the combination of these two vehicles provides executives with a strong alignment with shareholders, provides pay for performance, and achieves the appropriate balance of risk, leverage, and retention.

Each stock option provides the holder with the opportunity, generally for a period of up to ten years, to purchase one share of common stock from the Company at the exercise price, which may not be less than the fair market value of the Company’s common stock on the date of grant. Stock options granted in 2006 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment.

Each RSU represents the right to receive one share of common stock in the future, provided the vesting criteria have been satisfied. The RSUs granted in 2006 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment. During the restricted period, RSUs accumulate dividend equivalents, which are deemed reinvested in additional vested RSUs. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

Shareholder Value Plan.  The Shareholder Value Plan is a performance share plan that is designed to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The performance shares are payable in shares of the Company’s common stock, and will become fully vested three years after the date of grant, subject to the holder’s continued employment. The number of shares to be earned pursuant to these awards is based on the Company’s total shareholder return for the three-year period as compared to the Standard & Poors 500 Index and the REIT 50 Index published by the FTSE Index Company in association with NAREIT. The Executive Compensation Committee chose these two indices because the Company competes for investors with other REITs as well as with other large-cap public companies. The amount of the award payable may range from a low of zero, if the Company return is less than the 50th percentile of both of the indices, to a high of three hundred percent (300%) of the target award if the Company return is in the 90th percentile or higher of both of the indices, with one hundred percent (100%) of the target award being payable at the 60th percentile of both of the indices.

Performance Share Plan.  In 2004, certain executives received special grants of performance shares pursuant to the Performance Share Plan. Each performance share represents the economic equivalent of one share of common stock. The Committee determined the appropriate number of performance shares to be granted to an executive after considering his or her position and level of responsibilities within the Company and the overall compensation of the executive relative to competitive overall compensation levels for the executive’s position. Vesting of the awards is based on the Company’s attainment of certain predefined levels of earnings growth over a five-year period. At the beginning of each calendar year while this plan is in effect, the Executive Compensation Committee sets a targeted earnings growth percentage for the year, and the awards vest based upon a comparison of the actual earnings growth of the Company to the targeted earnings growth percentage. Unvested awards at the end of the five-year period will be forfeited. The value of vested performance shares is paid in cash upon the holder’s termination of employment. This plan was frozen in 2005 upon adoption of the 2005 Long-Term Incentive Plan, and the only outstanding awards under this plan are the grants made in 2004.

DIU Plans.  The Company maintains the 1995 Dividend Increase Unit Plan under which selected officers have been granted DIUs. The DIUs provide the holder a cash benefit measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant. In 2005, changes in tax laws, specifically the enactment of Section 409A of the Internal Revenue Code, adversely affected the design and operation of DIUs. In keeping with transitional relief provided in proposed Treasury regulations, certain officers, including the Company’s named executive officers, voluntarily cancelled their non-grandfathered DIUs in exchange for performance unit awards under the DIU Replacement Plan, which is a subplan of the 2005 Long-Term Incentive Plan. These performance units, which are paid out in cash on an annual basis, are designed to comply with Section 409A of the Internal Revenue Code and, similar to the DIUs they replaced, provide a benefit that is measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant. The last grant of DIUs was in 2004. The 1995 Dividend Increase Unit Plan was frozen in 2005 upon adoption of the 2005 Long-Term Incentive Plan, and the only outstanding awards under this plan are the grants made prior to 2005.

Grant Dates for Long-Term Incentive Awards.

Annual Awards.  Our policy is that stock option grants will be made on February 10th, unless February 10th falls on a weekend, in which case the closing price on the preceding business day will be used as the exercise price. The Executive Compensation Committee chose February 10th because this date provides the market with sufficient time to absorb any material non-public information that may have been disclosed in the January earnings release. This practice applies to executives, as well as to employees in general. Prior to January 1, 2006, our policy was that stock options were granted on the date of the first quarterly meeting of the Executive Compensation Committee.

Special Awards.  The general policy for stock options that are periodically approved by the Executive Compensation Committee and granted to new hires and persons receiving promotions is that they are granted on one of four fixed grant dates immediately following the date of hire or promotion. The four fixed grant dates include February 10th, May 10th, July 10th and November 10th, unless the 10th day of such month falls on a weekend, in which case the closing price on the preceding business day will be used as the exercise price.

The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company does not have any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date.

Determining the Amount of each Element of Compensation

The Executive Compensation Committee reviews the performance of each executive officer, including the Chief Executive Officer, on an annual basis. In regards to the Chief Executive Officer, the Executive Compensation Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the Chief Executive Officer’s performance, and setting the Chief Executive Officer’s compensation based on this evaluation. The Executive Compensation Committee assesses the performance of the executive officers in addition to the financial results of the Company against annual objectives. Among other things, in particular with respect to the Chief Executive Officer, the Executive Compensation Committee evaluates strategic vision and leadership, the Company’s business and operational results, the ability to make long-term decisions that create competitive advantage and position the Company as the premier REIT, and overall effectiveness as a leader and role model.

In 2006, the Company engaged FPL Associates, or FPL, for assistance in performing a compensation benchmark study and providing an analysis of compensation trends in the market. FPL provides the Company with competitive data from two peer groups: a size-based REIT peer group and a general industry peer group.

REIT Compensation Peer Group

This group consists of 12 public REITs that are similar in the size to the Company in terms of total capitalization and umbrella partnership REIT, or UPREIT, market capitalization. The total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt) of this peer group ranges from approximately $5.0 billion to $20.0 billion, with a median of $9.4 billion (as of June 23, 2006). The Company’s total capitalization of $9.5 billion (also as of June 23, 2006) is materially consistent with the median of the peer group. The companies included in the REIT compensation peer group are as follows:

•	AMB Property Corporation

•	Archstone-Smith Operating Trust

•	AvalonBay Communities, Inc.

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Crescent Real Estate Equities Company

•	Kimco Realty Corporation

•	Liberty Property Trust

•	The Macerich Company

•	Mack-Cali Realty Corporation

•	ProLogis

•	Trizec Properties (acquired in October 2006)

General Industry Compensation Peer Group

This group consists of 12 public companies in various industry sectors that are similar in size to the Company, in terms of market capitalization (market value of common stock) and are located in the Central U.S. Because these companies are not as highly leveraged as the real estate peer group companies, the most relevant size measurement is market capitalization. These companies have market capitalization ranging from $4.3 billion to $4.9 billion, with a median of $4.6 billion (as of June 23, 2006). The Company’s market capitalization of $4.6 billion (as of June 23, 2006) approximated the median of the peer group. The companies included in the general industry compensation peer group are as follows:

•	Abercrombie & Fitch Co.

•	AutoNation, Inc.

•	Alberto-Culver Company

•	Ashland Inc.

•	CDW Corporation

•	Dean Foods Company

•	Equifax Inc.

•	Goodrich Corporation

•	IPSCO Inc

•	Leggett & Platt, Incorporated

•	Old Republic International Corporation

•	Patterson Companies, Inc.

The Company generally relies more heavily on the REIT peer group, especially for the positions specific to the real estate industry where it competes for executive talent. However, the Company also competes with companies outside of its peer group for executive talent for positions not specific to the real estate industry and therefore uses a non-real estate compensation peer group as well. The Company uses a report on peer compensation trends for educational purposes and to stay up to date on compensation trends in the REIT peer group.

How the Company Uses Benchmarking Data

The Company’s primary objective related to executive compensation is to provide compensation opportunities with a combination of elements which are at or above competitive opportunities, but it also considers internal equity, the duties and responsibilities of the executive officer’s position at the Company compared to the duties and responsibilities of executive officers at compensation peer group companies, and other circumstances unique to the Company. The Company reviews the average median compensation levels provided by FPL from the compensation peer group companies for each component of pay including base salary, annual bonus, total cash compensation, long-term compensation, and total remuneration for each executive officer position at the Company. In addition to using the objective compensation benchmark data provided by FPL, the Company uses the other factors described above when setting the compensation structure for each executive position.

In 2006, the Executive Compensation Committee engaged Frederic W. Cook & Company to review the compensation recommendations submitted by the Company. The Executive Compensation Committee then reviewed the compensation structure recommendations for the Chief Executive Officer and the other executive officers, made changes as deemed appropriate and approved the final compensation levels. The recommendations to, and decisions of, the Executive Compensation Committee were based on the executive’s role, experience level, and job performance; Company performance; and external and internal equity factors.

Executive Perquisites

To remain competitive in the market, the Company also provides certain benefits to its executive officers, including the Chief Executive Officer, such as automobile allowances, executive physical examinations, personal financial counseling services and, in one case in connection with a relocation, tuition reimbursement and a country club membership. For additional information on these benefits made available during fiscal 2006, please see the Summary Compensation Table under the section entitled “Executive Compensation.” Overall, these benefits represent less than two percent (2%) of the senior executives’ compensation for the year.

Executive Compensation Policy Decisions

In addition to establishing the compensation elements described above, the Company has adopted a number of policies to further strengthen the alignment of the Company’s executive officers’ interests with investor long-term interests.

Stock Ownership Guidelines.  The stock ownership guidelines for the Company’s senior executive officers are as follows:

Position	Base Salary Multiple	Time to Attain

Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars as a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.

Stock Retention Requirements.  Until the senior executive officers reach their ownership guidelines, they will be required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least seventy-five percent (75%) of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member, the transferee will be subject to the same retention requirements. Until the director and executive stock ownership guidelines have been met, shares may be disposed of only for one or more of the exclusion purposes as set forth in the Company’s stock ownership guidelines.

Employment and Severance Agreements.  As a matter of business philosophy, the Company does not enter into employment agreements with the Company’s executive officers. In order to secure agreements regarding their activities after separation from the Company, the Company entered into letter arrangements regarding executive severance with certain key officers in 2005 and 2006. A copy of the form of severance agreement was filed with the SEC as an exhibit to the Company’s Form 8-K on December 19, 2005. For additional disclosure about the terms of the severance agreement, please see the section of this proxy statement entitled “Employment and Severance Agreements.”

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly paid executive officers of publicly held companies. Certain performance based compensation plans are excluded from this limitation provided the shareholders approve the plan and certain other requirements are met. While the Executive Compensation Committee considers the deduction limitation in designing compensation plans and making awards under those plans, the Executive Compensation Committee also considers many other factors. The Company did not pay any compensation in 2006 that was not deductible under Section 162 (m) of the Internal Revenue Code, and does not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

EXECUTIVE COMPENSATION

The compensation of each named executive officer consists of annual base salary, annual cash and long-term equity incentive awards as specifically addressed in the Compensation Discussion and Analysis section of this proxy statement. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

The following table sets forth the compensation awarded, earned by, or paid to each of the named executive officers of the Company during the fiscal year ended December 31, 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred
Name and				Stock	Option	Compensation	Compensation	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Grant (2)	(1), (3)	Earnings	Compensation (4)	Total

Dennis D. Oklak	2006	$643,846	$0	$465,612	$209,193	$1,219,306	$0	$93,575	$2,631,532
Chairman and Chief Executive Officer
Matthew A. Cohoat	2006	323,077	65,000	190,147	48,136	377,422	0	63,020	1,066,802
Executive Vice President and Chief Financial Officer
Robert M. Chapman	2006	338,461	78,200	272,774	98,377	469,341	0	98,964	1,356,117
Senior Executive Vice President and Head of Real Estate Operations
James B. Connor,	2006	284,231	65,550	141,967	49,277	388,631	0	54,742	984,398
Executive Vice President, Central Region
Kevin T. Rogus	2006	230,000	46,000	83,739	26,931	283,296	0	757,222	1,427,188
Executive Vice President, West Region

(1)	The annual cash incentive bonus paid to named executive officers has two components: (a) an individual performance component, the attainment of which is not necessarily formula based, and (b) a component based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year. The individual performance component of the bonus is included in the bonus column in the above table, while the corporate performance component of the bonus is included in the Non-Equity Incentive Plan Compensation column. The Chief Executive Officer’s bonus does not contain an individual component.

(2)	Represents the proportionate amount of the total fair value of stock and option awards recognized as expense by the Company in its 2006 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards. See the notes to the Company’s consolidated financial statements for the relevant valuation and expense assumptions for equity based compensation awards.

(3)	Non-Equity Incentive Plan Compensation is summarized in the following table. For a detailed description of each plan, see the Compensation Discussion and Analysis section of this proxy statement.

		Annual Cash	Shareholder Value
		Incentive Bonus	Plan Payments	DIU Plan	Total Non-Equity
Named Executive Officer	Year	(a)	(b)	Awards (c)	Plan Compensation

Dennis D. Oklak	2006	$1,069,250	$108,347	$41,709	$1,219,306
Matthew A. Cohoat	2006	342,160	28,663	6,599	377,422
Robert M. Chapman	2006	357,960	85,990	25,391	469,341
James. B. Connor	2006	300,050	68,792	19,789	388,631
Kevin T. Rogus	2006	242,150	31,673	9,473	283,296

(a)	Represents the component of the annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year.

(b)	Represents amounts vested in 2006 for SVP grants that are payable in cash. SVP awards granted prior to 2005 are payable in cash, while later SVP awards are payable in Company shares and are reported in the Stock Awards column of the Summary Compensation Table.

(c)	Represents amounts vested in 2006 under the Company’s Dividend Increase Unit and Dividend Increase Unit Replacement Plans.

(4)	All other compensation is summarized in the following table. For additional discussion of all other compensation, see the Compensation Discussion and Analysis section of this proxy statement.

		RSU	Performance
		Dividend	Share	Tax			Total
		Equivalents	Plan Dividend	Reimbursement	Relocation	All Other	All Other
Named Executive Officer	Year	(a)	Equivalents (b)	Payments	Payments	Compensation(c)	Compensation

Dennis D. Oklak	2006	$45,881	$15,930	$4,528	$0	$27,236	$93,575
Matthew A. Cohoat	2006	14,254	12,390	6,790	0	29,586	63,020
Robert M. Chapman	2006	25,582	14,160	12,718	0	46,504	98,964
James B. Connor	2006	14,642	7,080	4,665	0	28,355	54,742
Kevin T. Rogus	2006	7,199	5,310	253,290	470,562	20,861	757,222

(a)	Represents the vested value of dividend equivalents earned in 2006 on RSUs.

(b)	Represents the vested value of dividend equivalents earned on Performance Share Plan, or PSP, awards.

(c)	All other compensation includes the value of the Company match and profit sharing contributions to the Company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all named executive officers. In addition, all other compensation includes the following perquisites: (1) an automobile allowance; (2) personal financial planning services; (3) the cost of annual medical examinations; (4) the cost of spousal travel on corporate-owned aircraft; and (5) a country club membership and tuition reimbursement payments to Mr. Chapman related to a prior relocation. The actual aggregate incremental cost to the Company of each perquisite is less than $25,000.

Grants of Plan-Based Awards in 2006

The following table summarizes grants made to each of the named executive officers in 2006 under the Company’s plan-based awards:

										All Other	Exercise or
									All Other	Option Awards:	Base	Grant Date
									Stock Awards:	Number of	Price Per	Fair
		Comp	Estimated Future Payouts			Estimated Future Payouts			Number of	Securities	Share of	Value of
		Committee	Under Non-Equity			Under Equity Incentive			Shares of	Underlying	Option	Stock
	Grant	Approval	Incentive Plan Awards (1)			Plan Awards (Number of Shares) (2)			Stock or	Options	Awards	and Option
Named Executive Officer	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	(4)	(4)	Awards

Dennis D. Oklak	2/10/06	1/25/06	—	—	—	—	—	—	—	106,015	$34.13	$380,000
	2/10/06	1/25/06	—	—	—	—	—	—	11,134	—	—	380,000
	1/25/06	1/25/06	$406,250	$812,500	$1,218,750	—	—	—	—	—	—	—
	2/10/06	1/25/06	—	—	—	5,567	11,134	33,402	—	—	—	240,542
Matthew A. Cohoat	2/10/06	1/25/06	—	—	—	—	—	—	—	34,873	34.13	125,000
	2/10/06	1/25/06	—	—	—	—	—	—	3,662	—	—	125,000
	1/25/06	1/25/06	130,000	260,000	390,000	—	—	—	—	—	—	—
	2/10/06	1/25/06	—	—	—	1,831	3,662	10,986	—	—	—	79,115
Robert M. Chapman	2/10/06	1/25/06	—	—	—	—	—	—	—	37,198	34.13	133,333
	2/10/06	1/25/06	—	—	—	—	—	—	3,907	—	—	133,333
	1/25/06	1/25/06	136,000	272,000	408,000	—	—	—	—	—	—	—
	2/10/06	1/25/06	—	—	—	1,954	3,907	11,721	—	—	—	84,408
James B. Connor	2/10/06	1/25/06	—	—	—	—	—	—	—	25,574	34.13	91,667
	2/10/06	1/25/06	—	—	—	—	—	—	2,686	—	—	91,667
	1/25/06	1/25/06	114,000	228,000	342,000	—	—	—	—	—	—	—
	2/10/06	1/25/06	—	—	—	1,343	2,686	8,058	—	—	—	58,029
Kevin T. Rogus	2/10/06	1/25/06	—	—	—	—	—	—	—	11,787	34.13	42,250
	2/10/06	1/25/06	—	—	—	—	—	—	1,238	—	—	42,250
	1/25/06	1/25/06	92,000	184,000	276,000	—	—	—	—	—	—	—
	2/10/06	1/25/06	—	—	—	619	1,238	3,714	—	—	—	26,746

(1)	Represents the component of the annual cash incentive bonus that is earned based on the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year. The three measures used for the corporate performance goals are: FFO growth per share of common stock (weighted 80%), return on shareholders’ equity (weighted 10%) and return on real estate investments (weighted 10%). See description of the annual cash incentive award in the Compensation Discussion and Analysis for further details.

(2)	Represents the number of shares potentially payable under the SVP for awards granted in 2006. The actual number of shares to be issued under these awards is based upon the Company’s total shareholder return for a three-year period as compared to the Standard & Poors 500 Index and the REIT 50 Index, with a 50% weighting for each index. See the Compensation Discussion and Analysis for further detail.

(3)	Represents the number of RSUs granted during 2006. RSUs vest 20% per year commencing with the first anniversary of the grant date. Dividend equivalents are paid on RSUs in the form of additional RSUs. The number of additional RSUs issued on each dividend payment date is equal to the amount of dividends that would be payable to the holders of the RSUs if the RSUs were shares of the Company’s common stock, divided by the closing price of the Company’s common stock on such date.

(4)	The options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date. With the exception of options that qualify as incentive stock options under Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2006:

	Outstanding Equity Awards at 2006 Fiscal Year End
		Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
				Equity					Plan	Awards:
				Incentive					Awards:	Market or
				Plan Awards:					Number of	Payout
		Number of	Number of	Number			Number of	Market	Unearned	Value of
		Securities	Securities	of Securities			Shares or	Value of	Shares,	Unearned
		Underlying	Underlying	Underlying			Units of	Shares or	Units or	Shares,
		Unexercised	Unexercised	Unexercised			Stock that	Units of	Other Rights	Units or
		Options (#)	Options (#)	Unearned	Option	Option	have not	Stock that	that have	Other Rights
	Grant	Exercisable	Unexercisable	Options	Exercise	Expiration	Vested	have not	not Vested	that have
Named Executive Officer	Date	(1)	(2)	(#)	Price	Date	(#) (3)	Vested (3)	(#)	not Vested

Dennis D. Oklak	1/26/99	14,669	—	—	22.401	1/26/09	—	—	—	—
	1/25/00	29,570	—	—	19.426	1/25/10	—	—	—	—
	1/31/01	26,042	—	—	24.263	1/31/11	—	—	—	—
	1/30/02	22,288	5,571	—	22.680	1/30/12	—	—	—	—
	2/19/03	21,106	14,069	—	24.691	2/19/13	—	—	—	—
	1/28/04	11,002	16,502	—	31.577	1/28/14	—	—	4,829(5)	197,525(5)
	2/10/05	10,290	41,160	—	31.402	2/10/15	—	—	—	—
	4/27/05	6,710	26,837	—	29.761	4/27/15	7,380	$301,834	8,159(4)	$333,703(4)
	11/15/05	—	—	—	—	—	4,622	189,036	—	—
	2/10/06	—	106,015	—	34.130	2/10/16	11,709	478,891	11,134(4)	455,381(4)
Matthew A. Cohoat	1/25/00	4,000	—	—	19.426	1/25/10	—	—	—	—
	1/31/01	7,671	—	—	24.263	1/31/11	—	—	—	—
	1/30/02	4,864	1,215	—	22.680	1/30/12	—	—	—	—
	2/19/03	3,351	2,232	—	24.691	2/19/13	—	—	—	—
	1/28/04	2,911	4,365	—	31.577	1/28/14	—	—	3,756(5)	153,631(5)
	2/10/05	5,882	23,525	—	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	—	2,559	104,651	2,829(4)	115,706(4)
	11/15/05	—	—	—	—	—	1,018	41,635	—	—
	2/10/06	—	34,873	—	34.130	2/10/16	3,851	157,508	3,662(4)	149,776(4)
Robert M. Chapman	1/28/98	19,510	—	—	23.554	1/28/08	—	—	—	—
	1/26/99	25,643	—	—	22.401	1/26/09	—	—	—	—
	6/18/99	25,725	—	—	21.915	6/18/09	—	—	—	—
	1/25/00	38,440	—	—	19.426	1/25/10	—	—	—	—
	1/31/01	28,409	—	—	24.263	1/31/11	—	—	—	—
	1/30/02	22,288	5,571	—	22.680	1/30/12	—	—	—	—
	2/19/03	14,519	9,676	—	24.691	2/19/13	—	—	—	—
	1/28/04	8,732	13,097	—	31.577	1/28/14	—	—	4,293(5)	175,578(5)
	2/10/05	6,787	27,145	—	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	—	2,952	120,744	3,264(4)	133,498(4)
	11/15/05	—	—	—	—	—	5,658	231,402	—	—
	2/10/06	—	37,198	—	34.130	2/10/16	4,109	168,046	3,907(4)	159,796(4)
James B. Connor	1/26/99	12,308	—	—	22.401	1/26/09	—	—	—	—
	1/25/00	14,785	—	—	19.426	1/25/10	—	—	—	—
	1/31/01	11,837	—	—	24.263	1/31/11	—	—	—	—
	1/30/02	11,347	2,836	—	22.680	1/30/12	—	—	—	—
	2/19/03	7,259	4,839	—	24.691	2/19/13	—	—	—	—
	1/28/04	6,986	10,477	—	31.577	1/28/14	—	—	2,146(5)	87,789(5)
	2/10/05	5,429	21,716	—	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	—	2,361	96,560	2,611(4)	106,790(4)
	11/15/05	—	—	—	—	—	2,239	91,571	—	—
	2/10/06	—	25,574	—	34.130	2/10/16	2,825	115,529	2,686(4)	109,857(4)
Kevin T. Rogus	1/26/99	2,564	—	—	22.401	1/26/09	—	—	—	—
	1/25/00	4,731	—	—	19.426	1/25/10	—	—	—	—
	1/31/01	7,102	—	—	24.263	1/31/11	—	—	—	—
	1/30/02	4,377	1,093	—	22.680	1/30/12	—	—	—	—
	2/19/03	3,017	2,008	—	24.691	2/19/13	—	—	—	—
	1/28/04	3,218	4,823	—	31.577	1/28/14	—	—	1,610(5)	65,842(5)
	2/10/05	2,647	10,586	—	31.402	2/10/15	—	—	—	—
	4/27/05	—	—	—	—	—	1,151	47,078	1,273(4)	52,066(4)
	11/15/05	—	—	—	—	—	1,183	48,388	—	—
	2/10/06	—	11,787	—	34.130	2/10/16	1,302	53,248	1,238(4)	50,634(4)

(1)	Represents the number of vested stock options as of December 31, 2006. The options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. Options expire 10 years from the date of grant.

(2)	Represents the number of unvested stock options as of December 31, 2006. The options vest as described in footnote (1).

(3)	Represents the number and market value of outstanding RSUs granted pursuant to the 2005 Long-Term Incentive Plan, including accumulated dividend equivalent RSUs. The units vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2006 of $40.90 per share.

(4)	Represents the target number of shares awarded under the SVP and the estimated value of nonvested awards as of December 31, 2006. SVP awards are payable in shares of common stock and fully vest on December 31 upon conclusion of a three year performance period beginning on January 1 of the year of grant, subject to the recipient’s continued employment. The actual number of shares issued under the SVP is subject to certain performance measures. A detailed description of SVP awards is contained in the Compensation Discussion and Analysis. The market value indicated is based upon the closing price of the Company’s common stock December 31, 2006 of $40.90 per share.

(5)	Represents the number and value of unvested performance shares granted under the PSP as of December 31, 2006. PSP awards will be paid in shares of Company common stock upon termination of employment. Under the PSP, awards are made in the form of performance units, each of which is equivalent to one share of common stock. These unvested awards have variable vesting provisions over the remaining two years of the original 5-year term that are based on the achievement of certain FFO per share growth targets for the Company in 2007 and 2008. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. See the Compensation Discussion and Analysis for a detailed description of PSP awards. Unvested PSP awards are valued at $40.90, the closing price of the Company’s common stock on December 31, 2006.

Option Exercises and Stock Vested in 2006

During 2006, the number of shares acquired and value realized on the exercise of option awards and the number of shares acquired and the value realized on vesting of stock awards for each of the named executive officers were as follows:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Named Executive Officer	on Exercise	on Exercise (1)	on Vesting	on Vesting (2)

Dennis D. Oklak	9,562	$201,767	7,989	$311,499
Matthew A. Cohoat	1,322	30,781	4,322	171,025
Robert M. Chapman	4,740	102,256	6,265	248,345
James B. Connor	1,895	38,305	3,238	127,287
Kevin T. Rogus	—	—	2,071	82,026

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the number and value of RSUs vesting and PSP units earned in 2006, including the value of dividend equivalents earned and vested in 2006 on all outstanding RSUs and unvested PSP units.

Non-Qualified Deferred Compensation

The named executive officers’ nonqualified deferred compensation results from participation in one or more of the following plans: (1) the Company’s Executive Deferred Compensation Plan; (2) the Performance Share Plan; or (3) the 1995 Dividend Increase Unit Plan.

Executive Deferred Compensation Plan.  The named executive officers are eligible to participate in the Company’s Executive Deferred Compensation Plan, or the DC Plan. The Company neither makes contributions to nor guarantees of any return on participant account balances. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Executives are permitted to elect to defer up to fifty percent (50%) of their base salary, one hundred percent (100%) of their annual cash incentive bonus, one hundred percent (100%) of their SVP award payments and one hundred percent (100%) of Restricted Stock Unit awards. Participants are one hundred percent (100%) vested in the Participant deferrals and related earnings.

Participant accounts are credited with a rate of return (positive or negative) based upon the investment crediting options selected by the Participant. The DC Plan makes available a menu of market-based investment options, which represent a broad range of asset classes, including shares of the Company’s common stock. Although not required, the Company makes investments in the DC Plan trust that generally correspond to the investment crediting options selected by the executive. Except for crediting based upon the Company’s common stock, the executive can elect to change investment options daily. Participant accounts are determined in relation to the market value of each selected investment option. All investments are market-based and do not provide an above market interest component. Participant accounts based on shares of the Company’s common stock are credited for dividends at the same rate as paid to common shareholders.

Participants who retire on or after reaching age fifty (50) will receive their DC Plan account balance based upon their election either in a full or partial lump sum payment, and/or annual installments of two (2) to fifteen (15) years, if the Participant has completed three years of service with the Company. Participants who terminate employment other than by retirement, death or disability will receive the undistributed portion of their account balance in a lump-sum payment. In the event of the Participant’s death, the Participant’s designated beneficiary will receive the undistributed portion of their account balance in a lump-sum payment. Participants may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five (5) annual installments. Subject to approval by the DC Plan Administrator, in the event of an unforeseen financial emergency beyond the Participant’s control, a Participant may request a withdrawal from a vested account up to the amount necessary to satisfy the emergency (provided the Participant does not have the financial resources to otherwise meet the hardship).

Performance Share Plan.  Under the PSP, awards are made in the form of performance units, each of which is equivalent to one share of the Company’s common stock. As discussed in the Compensation Discussion and Analysis section, the awards have variable vesting provisions over a five (5) year term based upon the achievement of certain FFO per-share targets for the Company. Awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. Dividends are paid at the same per-share amount as paid to common shareholders. The vested value of performance units for each named executive officer is included in the aggregate balance column in the table below. Vested performance units are valued at $40.90 per unit, the closing price of the Company’s common stock on December 31, 2006.

1995 Dividend Increase Unit Plan.  The Company granted awards under the DIU Plan from 1995 through 2004. DIUs vested over a five-year period at twenty percent (20%) per year and, once vested, are exercisable at the Participant’s election. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such Dividend Yield. The valuation of each executive’s DIUs is determined in the same manner and rate as for all employee participants in the DIU Plan. Distribution of a participant’s benefits under the plan is made in cash. DIUs not exercised within 10 years of the date of grant are forfeited. As discussed in the Compensation Discussion and Analysis section, outstanding and unvested DIUs as of January 1, 2005 and not deferred under the DC Plan were considered deferred compensation that did not comply with Section 409A of the Internal Revenue Code. Such non-compliant DIUs were replaced with a substitute award under the 2005 DIU Replacement Plan. Except for DIUs elected by the executive to be deferred under the DC Plan, all outstanding DIUs are fully vested as of December 31, 2006. The vested value based upon the current annual dividend rate of $1.90 per share of outstanding DIUs at December 31, 2006 is included in the aggregate balance column in the table below.

The following table sets forth certain information as of December 31, 2006 regarding deferred compensation plans available to each of the named executive officers:

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
Named Executive Officer	2006 (1)	2006	in 2006 (2)	Distributions	at 12/31/06 (3)

Dennis D. Oklak	$677,607	$0	$685,431	$0	$4,309,834
Matthew A. Cohoat	133,474	0	91,615	0	669,069
Robert M. Chapman	287,626	0	305,281	0	2,735,617
James B. Connor	72,500	0	59,455	0	473,473
Kevin T. Rogus	65,875	0	37,365	0	430,449

(1)	Executive contributions to nonqualified deferred compensation during 2006 are summarized in the following table:

			Dividend
	Executive Deferred	Performance	Increase	Total Executive
	Compensation Plan	Share Plan	Unit Plan	Contributions in
Named Executive Officer	(a)	(b)	(c)	2006

Dennis D. Oklak	$514,481	$163,126	$0	$677,607
Matthew A. Cohoat	0	126,875	6,599	133,474
Robert M. Chapman	117,235	145,000	25,391	287,626
James B. Connor	0	72,500	0	72,500
Kevin T. Rogus	11,500	54,375	0	65,875

(a)	Mr. Oklak, Mr. Chapman and Mr. Rogus deferred $169,000, $33,846, and $11,500, respectively, of their 2006 salary, which is included as compensation in the 2006 Summary Compensation Table. Also, Mr. Oklak and Mr. Chapman deferred $345,481 and $83,389, respectively, of compensation earned in 2005 but payable in 2006, which was reported in the 2005 Summary Compensation Table.

(b)	Represents the value of performance units vesting during 2006. Performance units are payable in shares of the Company’s common stock upon retirement or termination and are reported in the summary compensation table in the year earned.

(c)	Represents the deferred portion of the DIU vested value reported as other compensation in the summary compensation table.

(2)	Represents the aggregate earnings from participation in the nonqualified deferred compensation plans, as summarized in the following table. Aggregate earnings on all nonqualified deferred compensation balances are not includable in the Summary Compensation Table disclosure above.

	Executive
	Deferred		Dividend
	Compensation	Performance	Increase	Total Aggregate
Named Executive Officer	Plan (a)	Share Plan (b)	Unit Plan (c)	Earnings in 2006

Dennis D. Oklak	$500,166	$157,731	$27,534	$685,431
Matthew A. Cohoat	25,562	56,542	9,511	91,615
Robert M. Chapman	115,656	131,200	58,425	305,281
Kevin T. Rogus	23,329	32,310	3,816	59,455
James B. Connor	0	24,232	13,133	37,365

(a)	Represents the aggregate earnings from participant accounts based upon investment crediting options selected by the named executive officer under the DC Plan.

(b)	Represents the quarterly dividends earned on vested PSP units and the increase in value of the PSP units resulting from the increased value of the Company’s common stock.

(c)	Represents the increase in DIU vested value during 2006 resulting from the Company’s increase in the annual dividend from $1.88 to $1.90 per common share.

(3) The aggregate balance at December 31, 2006 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year:

Total Executive
Contributions through
Named Executive Officer	December 31, 2006

Dennis D. Oklak	$2,842,631
Matthew A. Cohoat	525,469
Robert M. Chapman	1,979,863
James B. Connor	325,860
Kevin T. Rogus	294,650

Other Potential Post-Employment Payments

On December 14, 2005 and February 1, 2007, the Company entered into severance agreements with the executive officers of the Company regarding separation payments upon termination of employment. Under the terms set forth in the severance agreements, each executive officer for which employment is terminated (other than for cause) may be entitled to receive separation payments, which in most cases are equal to a multiple of such officer’s annual “Base Pay,” provided that the officer complies with certain restrictions related to solicitation of Company customers and employees, the disclosure or use of Company trade secrets and the disclosure or the use of confidential information within a two (2) year period (a one (1) year period in the case of a voluntary termination by the executive officer). “Base Pay” is defined as salary and bonus paid for services in the calendar year preceding the year in which the officer is terminated. For voluntary terminations by the executive officer, the executive officer is entitled to separation payments totaling an amount equal to one (1) times the executive officer’s annual Base Pay, payable in equal monthly installments over a 12-month period. Except in the case of a Change in Control as described in the following paragraph, for terminations by the Company other than for cause, the executive officer is entitled to receive separation payments totaling an amount equal to two (2) times the executive officer’s annual Base Pay, payable in equal monthly installments over a 24-month period. For terminations by the Company for cause, the executive officer will be entitled to separation payments totaling ten thousand dollars ($10,000.00) payable over a two-month period. Termination for cause generally means any of the following as determined solely in the discretion of the Board of Directors or a committee designated by the Board of Directors: (i) willful failure to perform required duties; (ii) acts of gross negligence; (iii) the requirement of a federal or state regulatory agency which has jurisdiction over the Company to terminate employment; (iv) conduct deemed substantially harmful or contrary to the interests of the Company; (v) conviction of criminal offense which involves dishonesty or breach of trust; or (vi) any intentional breach or violation of a material term, condition or covenant of any agreement with the Company.

If the Company terminates the executive officer’s employment without cause within one (1) year of a Change in Control of the Company, or if the executive officer terminates his employment by the Company voluntarily for “Good Reason,” the executive officer will be entitled to payments totaling three (3) times the executive officer’s annual Base Pay. Events generally resulting in a Change in Control are discussed in more detail below. “Good Reason” is defined as (a) a change in status or position that does not represent a promotion from the executive’s position; (b) a forced move to a location more than sixty (60) miles from the executive’s place of business; or (c) a reduction in base salary and/or annual incentive bonus targets each as compared to that in effect immediately prior to a Change of Control. An executive may not voluntarily terminate employment for Good Reason without providing written notice of the grounds which constitute Good Reason and giving the Company at least ten (10) days to cure and remedy its conduct.

The following table shows the amounts that would be payable to the named executive officers under the Severance Agreements under various termination scenarios using 2006 Base Pay. The Agreements do not include tax gross-up provisions and all payments made to the executives will be net of applicable withholdings.

				Executive Leaves
		Termination by		for ‘‘Good Reason”
	Executive Leaves	Company without		or Termination by
	Voluntarily with no	Cause and with no	Termination by	Company upon Change
Named Executive Officer	Change in Control	Change in Control	Company for Cause	in Control

Dennis D. Oklak	$1,713,096	$3,426,192	$10,000	$5,139,288
Matthew A. Cohoat	730,237	1,460,474	10,000	2,190,711
Robert M. Chapman	774,621	1,549,242	10,000	2,323,863
James B. Connor	649,831	1,299,662	10,000	1,949,493
Kevin T. Rogus	518,150	1,036,300	10,000	1,554,450

The Company does not provide any post employment health care, or other benefits, including perquisites to executive officers.

Change in Control Provisions under Other Agreements

The Company’s long-term compensation plans generally provide that a Change in Control occurs upon the occurrence of any of the following: (1) when the incumbent Board of Directors of the Company ceases to constitute a majority of the Board of Directors; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a twenty-five percent (25%) or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a twenty-five percent (25%) or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) the Company’s ownership interest in Duke Realty Limited Partnership is reduced below fifty percent (50%).

Upon the occurrence of a Change of Control of the Company, each named executive officer is entitled to full vesting of all of his outstanding equity and non-equity awards as follows: (1) stock options; (2) SVP awards; (3) DIU awards; (4) DIURP awards; (5) RSUs, and (6) PSP awards, as if all performance and vesting conditions had been achieved.

All outstanding equity and non-equity awards are payable as follows upon the occurrence of a Change of Control of the Company: (1) all outstanding stock options will become fully exercisable within the term of the option. (2) SVP awards are payable within 90 days after the Change in Control in the form of shares of the Company’s common stock equal to the greater of (a) the original target award value, or (b) the value of the award on the date of the Change of Control; (3) the value of DIU and DIURP awards are payable in the form of a lump sum cash payment within 90 and 60 days after the Change of Control, respectively; (4) RSUs are payable in shares of the Company’s common stock as soon as practicable after the Change in Control; and (5) the value of all PSP awards are payable in shares of the Company’s common stock within 60 days after the Change in Control. However, to the extent required to comply with Section 409A of the Internal Revenue Code the payment of an award may be delayed until six (6) months after the executive’s separation from service.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these agreements if their employment were terminated as a result of a Change in Control. Award values were determined at $40.90 per share, the closing price of the Company’s stock on December 31, 2006.

				Performance	Dividend
	Stock	Shareholder	Restricted Stock	Share Plan	Increase
	Options	Value Awards	Units	Units	Units
Named Executive Officer	(1)	(2)	(3)	(3)	(3)	Total

Dennis D. Oklak	$1,890,999	$830,136	$902,090	$344,721	$39,233	$4,007,179
Matthew A. Cohoat	558,537	278,984	281,924	268,117	8,455	1,396,017
Robert M. Chapman	890,098	307,700	486,628	306,419	31,025	2,021,870
James B. Connor	607,176	226,551	282,333	153,209	19,589	1,288,858
Kevin T. Rogus	277,769	107,265	138,283	114,907	8,518	646,742

(1)	Represents in-the-money value of unvested stock options.

(2)	Represents the greater of the original target value or the value of these awards at December 31, 2006.

(3)	Represents the value of the applicable unvested awards.

Retirement Provisions under Other Agreements

The named executive officers are entitled to accelerated vesting or payouts under various compensation programs upon their retirement on or after reaching age fifty-five (55) and, for certain awards, subject to completion of at least ten (10) years of service to the Company. Under the 2005 Long-Term Incentive Plan, stock options, RSUs and SVP awards continue vesting as if the executive had remained an employee of the Company. As consideration for the extended vesting period for awards under the 2005 Long-Term Incentive Plan, the Executive Compensation Committee may request that the executive enter into a non-competition agreement at retirement. For stock option, SVP, Performance Share Plan, DIU and DIURP awards granted prior to 2006, the awards continue vesting as if the executive had remained an employee of the Company.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock as of February 20, 2007 for each person or group known to the Company to be holding more than five percent (5%) of such common stock and for each director and named executive officer and the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC.

		Shares
		Issuable
		Upon
	Shares	Exercise of
	Beneficially	Stock		Percent of
Beneficial Owner	Owned(1)	Options	Total	Shares

Dennis D. Oklak(2)	59,294	191,276	250,570	*
Robert M. Chapman(3)	29,070	219,054	248,124	*
Matthew A. Cohoat(4)	72,596	45,322	117,918	*
James B. Connor	12,194	89,243	101,437	*
Kevin T. Rogus	11,308	36,366	47,674	*
Barrington H. Branch	20,354	15,583	35,937	*
Geoffrey Button	64,076	19,041	83,117	*
William Cavanaugh III	29,034	8,750	37,784	*
Ngaire E. Cuneo	34,430	19,041	53,471	*
Charles R. Eitel	4,436	3,604	8,040	*
R. Glenn Hubbard	528	0	528	*
Martin C. Jischke	629	2,058	2,687	*
L. Ben Lytle	26,526	19,041	45,567	*
William O. McCoy(5)	43,311	22,683	65,994	*
Jack R. Shaw(6)	1,793	4,632	6,425	*
Robert J. Woodward, Jr.	10,054	7,720	17,774	*
All Directors and executive officers as a group (20 persons)	547,664	1,003,892	1,551,556	1.13%
FMR Corp.(7)	17,072,119	—	17,072,119	12.47%
Allianz Global Investors
Managed Accounts LLC(8)	6,847,014	—	6,847,014	5.00%
The Vanguard Group, Inc.(9)	7,395,526	—	7,395,526	5.40%

*	Less than one percent (1%).

(1)	Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the Common Shares reported in this column to be owned by such person.

(2)	Includes 29,566 shares owned by family members.

(3)	Includes 2,190 shares owned by family members.

(4)	Includes 60,554 shares owned jointly with a family member, which includes 23,810 shares that are pledged as security for indebtedness. Also, includes 1,178 shares owned by other family members.

(5)	Includes 15,599 shares owned by family members.

(6)	Includes 325 shares owned by family members.

(7)	The address of FMR is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G filed with the SEC.

(8)	The address of Allianz is 1345 Avenue of the Americas, 49th Floor, New York, NY 10105. This information was obtained from Schedule 13G filed with the SEC.

(9)	The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from Schedule 13G filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2006, except that one late Form 4 filing for each of Messrs. Oklak, Chapman, Cohoat, Connor, Feinsand, Kennedy and Seger to report the vesting of performance shares; one late Form 4 filing for each of Messrs. Chapman and Kennedy to report sales of shares of Company common stock; one late Form 4 filing for each of Messrs. Branch, Button, Cuneo, Eitel, Lytle, McCoy, Shaw and Woodward to report the receipt of shares awarded under the Company’s DIURP; and one late Form 4 filing for Dr. Hubbard to report the receipt of Company common stock equivalents in the Directors’ deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors of the Company reviews all material proposed transactions between the Company and related parties. The Company currently does not have any such transactions to report.

PROPOSAL TWO: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2007.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders to be presented at the 2008 annual meeting of shareholders must be received by the Company’s Corporate Secretary prior to November 16, 2007, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2008 proxy material. If a shareholder wishes to present a proposal at the 2008 annual meeting, whether or not the proposal is intended to be included in the 2007 proxy material, the by-laws require that the shareholder give advance written notice to the Company’s Secretary not less than 60 nor more than 90 days prior to the anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2008 annual meeting but the proposal was not included in the 2008 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 30, 2008, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

ANNUAL REPORT

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2006 is available via the SEC’s website at www.sec.gov. Additionally, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6000.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and
Corporate Secretary

Indianapolis, Indiana
March 14, 2007

DUKE REALTY CORPORATION

PROXY

600 EAST 96th STREET, SUITE 100
INDIANAPOLIS, INDIANA 46240
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 25, 2007, at 3:00 p.m., local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.
To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by e-mail by following the instructions on page 2 of the proxy statement.
(Continued on the reverse side)
REVOCABLE PROXY

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here /x/
1. Proposal to elect twelve directors for a term of one year.

/ /	FOR ALL NOMINEES	NOMINEES:
O Barrington H. Branch
O Geoffrey Button
/ /	WITHHOLD AUTHORITY	O William Cavanaugh III
	FOR ALL NOMINEES	O Ngaire E. Cuneo
O Charles R. Eitel
/ /	FOR ALL EXCEPT	O R. Glenn Hubbard
	(See instruction below)	O Martin C. Jischke
O L. Ben Lytle
O William O. McCoy
O Dennis D. Oklak
O Jack R. Shaw
O Robert J. Woodward, Jr.
     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.

	FOR	AGAINST	ABSTAIN

2. Proposal to ratify the reappointment of KPMG LLP as its independent registered public accounting firm.	/ /	/ /	/ /
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.
The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		DATE

SIGNATURE		DATE

(SIGNATURE IF HELD JOINTLY)
NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.